Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 16, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Analogic Corporation, which appears in Analogic Corporation’s Annual Report on Form 10-K for the year ended July 31, 2006.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 14, 2007